                                                                    EXHIBIT 11.2


                               VARITY CORPORATION
                 FULLY DILUTED EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                                       Years ended January 31,
                                                                    -----------------------------
                                                                      1996      1995      1994
                                                                    --------  --------  ---------

Income before discontinued operation, extraordinary
  loss and cumulative effect of changes in accounting principles..  $ 125.0   $ 118.2   $  71.4

Preferred stock dividend entitlements.............................     (2.4)     (2.4)     (2.5)
                                                                    -------   -------   -------

Income attributable to common stockholders before
  discontinued operation, extraordinary loss and
  cumulative effect of changes in accounting principles (A).......    122.6     115.8      68.9

Earnings (loss) from discontinued operation (B)...................       .5      26.5       4.9

Extraordinary loss (C)............................................        -         -      (1.7)

Cumulative effect of changes in accounting principles (D).........        -         -    (146.1)
                                                                    -------   -------   -------

Net income (loss) attributable to common stockholders (E).........  $ 123.1   $ 142.3   $ (74.0)
                                                                    =======   =======   =======

Weighted average shares of common stock outstanding
  during the period (in thousands) (1)............................   40,685    43,555    42,107

Common stock equivalents:
  Common stock options............................................      416       440       625
  Long-term incentive plans.......................................        -         5        21
                                                                    -------   -------   -------

Fully diluted weighted average shares of common stock
  outstanding during the period (F)...............................   41,101    44,000    42,753
                                                                    =======   =======   =======

Fully diluted income (loss) per share of common stock:

  Before discontinued operation, extraordinary loss and
     cumulative effect of changes in accounting principles (A/F)..  $  2.99   $  2.63   $  1.61

  Discontinued operation (B/F)....................................  $   .01   $   .61   $   .12

  Extraordinary loss (C/F)........................................  $     -   $     -   $  (.05)*

  Cumulative effect of changes in accounting principles (D/F).....  $     -   $     -   $ (3.98)*

  Net income (loss) (E/F).........................................  $  3.00   $  3.24   $ (2.23)*


*Anti-dilutive

(1) The calculation for the year ended January 31, 1994 assumes the actual conversion of Class I Preferred Stock into common stock occurred as of the first day of the period. See Note 5 to Consolidated Financial Statements.